Exhibit (a)(14)

                                [ABB LETTERHEAD]


Media contact:


Mr. John Fox
ABB Corporate Communications, Zurich
Tel.  +41 1 317 7371
Fax.  +41 1 317 7958


ABB COMPLETES TENDER OFFER FOR ELSAG BAILEY, ACQUISITION CLOSED
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     Zurich, Switzerland,  January 12, 1999 - ABB, the international engineering and technology group, announced today that it has successfully completed its tender offer for Elsag Bailey Process Automation N.V. (NYSE:EBY). The tender offer expired at 5:00 p.m., New York City time, January 11, 1999. ABB also said the transaction is now closed.

     Based on preliminary information, a total of 29,338,235 common shares of Elsag Bailey and 5,727,042 preferred shares of Elsag Bailey Financing Trust were validly tendered under the terms of the offer. Upon payment for the tendered shares, ABB will own more than 99 percent of the outstanding share capital of Elsag Bailey on a fully diluted basis.

     The ABB Group {http://www.abb.com} serves customers worldwide in power generation, transmission, and distribution; automation; oil, gas, and petrochemicals; industrial products and contracting; financial services; and rail transportation. The Group reported orders in 1997 of $35 billion and employs about 214,000 people in more than 100 countries. (End)